Exhibit 99.1

NOVELOS THERAPEUTICS ANNOUNCES $5 MILLION PRIVATE PLACEMENT

NEWTON, Mass., March 27, 2008 - Novelos Therapeutics, Inc. (OTCBB: NVLT), a biopharmaceutical company focused on the development of therapeutics to treat cancer and hepatitis, today announced that it has entered into a definitive agreement with existing institutional investors to raise $5 million in gross proceeds through the sale of shares of a new series of its convertible preferred stock and warrants to purchase its common stock. Novelos has agreed to sell 100 shares of Series D convertible preferred stock, having a stated value equal to $50,000 per share, a cumulative annual dividend of 9% of stated value and a conversion price of $0.65 per share of common stock. The investors will also receive warrants, callable in certain circumstances, expiring in five years to purchase an aggregate of 3,846,151 shares of common stock at an exercise price of $0.65 per share. The transaction is expected to close within two weeks, subject to the satisfaction of certain closing conditions.

The institutional investors are Xmark Opportunity Funds, OrbiMed Advisors, Knoll Capital and Hunt BioVentures. Rodman & Renshaw, LLC, a subsidiary of Rodman and Renshaw Capital Group, Inc. (NASDAQ: RODM) is serving as an exclusive placement agent, and will receive a cash fee at the closing of the transaction. The preferred stock and warrants will be issued in a private placement transaction under Regulation D of the Securities of Act of 1933 and have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from the registration requirements.  Novelos has agreed to file a registration statement with the SEC covering resales of the common stock issuable upon conversion of the newly issued shares of preferred stock and upon exercise of the warrants. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

“We are very pleased to have these excellent institutional investors continue to support Novelos, providing funds for our current development programs into late-2008,” said Harry Palmin, President and CEO of Novelos. “Additional monies may come later this year from our ex-US partnering initiative or warrant exercises. Fundamentally, we expect data from the Phase 2 ovarian cancer trial next week and the Phase 2 breast cancer trial next quarter, and conclusion of our pivotal Phase 3 lung cancer trial in mid-2009.”

About Novelos Therapeutics, Inc.

Novelos Therapeutics, Inc. is a biopharmaceutical company commercializing oxidized glutathione-based compounds for the treatment of cancer and hepatitis. NOV-002, the lead compound currently in Phase 3 development for lung cancer under a SPA and Fast Track, acts together with chemotherapy as a chemoprotectant and an immunomodulator. NOV-002 is also in Phase 2 development for chemotherapy-resistant ovarian cancer and early-stage breast cancer. NOV-205 acts as a hepatoprotective agent with immunomodulating and anti-inflammatory properties. NOV-205 is in Phase 1b development for chronic hepatitis C non-responders. Both compounds have completed clinical trials in humans and have been approved for use in the Russian Federation where they were originally developed. For additional information about Novelos please visit  www.novelos.com

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COMPANY	INVESTOR RELATIONS
Harry S. Palmin, President and CEO	Stephen Lichaw
Ph: 617-244-1616 x11	Ph: 201-240-3200
Email: hpalmin@novelos.com	Email: slichaw@novelos.com

Novelos Therapeutics, Inc.
One Gateway Center, Suite 504
Newton, MA 02458

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.